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                                  EXHIBIT 4.1
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                                OPTION AGREEMENT


         Philip T. Cunningham ("Grantor"), a resident of Virginia and a shareholder of Microdyne Corporation, a Maryland corporation (the "Company"), hereby certifies that, for value received, Robert L. Cantor ("Cantor" or "holder"), is entitled, subject to the terms set forth below, to purchase from Grantor up to one hundred thousand (100,000) fully paid and nonassessable shares of the Company's common stock, $0.10 par value, free and clear of all liens, restrictions and encumbrances, save and except as required by applicable securities laws and regulations (the "Common Stock") for a purchase price of Four and Seventy-Five One-Hundredths Dollars ($4.75) per share (the "Purchase Price") which Purchase Price shall be paid by holder to Grantor at the time of delivery of shares ("Exercise"). Payment shall be made either by certified check or wire transfer as specified in Cantor's Notice of Exercise of Option and Declaration ("Notice") in the form attached hereto.

         The purchase rights represented by this Option may be exercised in whole or in part, subject to the terms hereof, upon presentation to Grantor of notice of Exercise of Option and Declaration in the form attached hereto at any time prior to the expiration of this Option. As soon as practicable after any exercise of this Option and payment of the Purchase Price Grantor shall request that the transfer agent for the Company issue in the name of and deliver to Cantor, or issue in the name of and deliver to any broker/dealer, as directed by Cantor in any Notice, a certificate or certificates for the number of full shares of Common Stock of the Company to which Cantor shall be entitled upon such exercise. No fraction of a share or scrip certificate for such fraction shall be issued upon the exercise of this Option; in lieu thereof, Grantor will pay or cause to be paid to such holder cash equal to a like fraction at the current market value for such share.

         Prior to the exercise of this Option, the holder of this Option shall not be entitled to any rights of a shareholder of the Company through this Option, including without limitation the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company.

         This Option is not assignable or transferable; provided, however, that this Option shall be exercisable by the Executor or Administrator of Cantor's estate in the case of Cantor's death prior to its expiration. Grantor may deem and treat the holder of record hereof as the absolute owner of this Option (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary.
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         Prior to the expiration of this Option, Grantor will reserve and keep available a sufficient number of shares of common stock to satisfy the requirements of this Option.

         If this Option shall be exercised subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation of the Company occurring after the date hereof as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock (or shall be issuable in respect of securities convertible into shares of Common Stock) or upon exercise of rights (other than this Option) to purchase shares of Common Stock or shares of such Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the holder shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which the holder would have received if this Option had been exercised immediately prior to such stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation.

         This Option may only be exercised quarterly by Cantor no earlier than the third, nor later than the eighth, business day after the filing of the Company's Form 10-K or 10-Q reports with the Securities and Exchange Commission ("Exercise Period"); provided, however, that Cantor shall deliver Notice of any such intention to exercise to Grantor at least ten (10) days prior to such exercise.

         This Option shall expire eight business days after the filing with the Securities and Exchange Commission of the Company's Form 10-K for the fiscal year ended September 30, 1999.

         Upon the receipt by Grantor of evidence satisfactory (in the exercise of reasonable discretion) to it of the ownership of and the loss, theft or destruction or mutilation of this Option, and (in the case of loss, theft or destruction) of indemnity satisfactory (in the exercise of reasonable discretion) to it, and (in the case of mutilation) upon the surrender and cancellation thereof, Grantor will issue and deliver, in lieu thereof, a new Option of like tenor.

         This Option shall be binding upon any successors or assigns of Grantor.

         This Option shall be interpreted and enforced in accordance with and governed by the laws of the State of Maryland.





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         IN WITNESS WHEREOF, Philip T. Cunningham duly executed this Option dated August 30, 1993.



                                                 ------------------------------
                                                     Philip T. Cunningham





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                 NOTICE OF EXERCISE OF OPTION AND DECLARATION

To:      Philip T. Cunningham

         Pursuant to the provisions of the Option for the purchase of Microdyne Corporation's Common Stock ("Option") granted by Philip T. Cunningham ("Grantor") dated August 30, 1993, the undersigned holder hereby gives notice of his exercise of the right to purchase __________ shares of the Common Stock of Microdyne Corporation and shall present to Grantor __________________ Dollars ($_________) by (form of payment) in payment in full for those shares during the next Exercise Period as defined in the Option.

         You will kindly request that, immediately upon receipt of the payment specified hereinabove, the Company's transfer agent shall forward a certificate or certificates for the shares purchased hereby and, if such shares shall not include all of the shares as provided in said Option, a new Option of like tenor and date for the balance of the shares issuable thereunder shall be delivered to me at the address shown below.



Date: _______________________, 19__



      -----------------------
      HOLDER


Address:

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